AllianceBernstein Blended Style Series, Inc.

Exhibit 77C
Matters submitted to a vote of security holders



AllianceBernstein Blended Style Series, Inc.
====================================
RESULTS OF SHAREHOLDERS MEETING
(unaudited)

A Special Meeting of the AllianceBernstein Blended Style Series, Inc. (the Fund) was held on November 15, 2005 and adjourned until December 6, 2005, December 19, 2005, December 21, 2005 and December 22, 2005.
At the November 15, 2005 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved. At the December 6, 2005 Meeting, with respect to the third item of business, the amendment, elimination, or reclassification as non-fundamental of the fundamental investment restrictions, the required number of outstanding shares voted in favor of the proposal, and the proposal was approved. With respect to the second item of business, the approval to amend and restate the Charter of the Fund, an insufficient number of required outstanding shares voted in favor of the proposal and, therefore the proposal was not approved. A description of each proposal and number of shares voted at the Meetings are as follows: (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement)


			Voted For	Withheld Authority
1 The election of
  the Directors, each
  such Director to
  serve a term of an
  indefinite duration
  and until his or
  her successor is
  duly elected and
  qualifies.

Ruth Block		7,591,691	163,337
David H. Dievler	7,591,848	163,180
John H. Dobkin		7,595,285	159,743
Michael J. Downey	7,596,110	158,918
William H. Foulk, Jr.	7,592,942	162,086
D. James Guzy		7,587,921	167,107
Marc O. Mayer		7,596,267	158,761
Marshall C. Turner, Jr.	7,594,981	160,047

	Voted For	Voted Against	Abstained	Broker Non-Votes

2.The amendment and
  restatement of the Funds
  charter, which repealed
  in its entirety all
  currently existing
  charter provisions and
  substituted in lieu
  thereof new provisions
  set forth in the Form
  of Articles of
  Amendment and
  Restatement attached
  to the Funds Proxy
  Statement as
  Appendix D.

6,365,524		124,854		1,018,314	1,160,881



3.The amendment, elimination,
  or reclassification
  as non-fundamental of the
  fundamental investment
  restrictions regarding:

3.A.  Diversification

5,638,478		802,435		189,626		1,333,560

3.B.Issuing Senior
    Securities
    and Borrowing Money


5,637,543		803,370		189,626		1,333,560

3.C.  Underwriting
      Securities

5,649,322		791,591		189,626		1,333,560

3.D.  Concentration of
      Investments

5,651,968		788,714		189,857		1,333,560

3.E.  Real Estate and
      Companies that Deal
      in Real Estate


5,634,922		805,759		189,857		1,333,560

3.F.  Commodity Contracts
      and Futures Contracts

5,644,704		795,978		189,857		1,333,560

3.G.  Loans

5,644,630		796,052		189,857		1,333,560

3.L.  Purchases of
      Securities on Margin

5,662,187		777,838		190,514		1,333,560

3.N.  Pledging,
      Hypothecating,
      Mortgaging, or
      Otherwise Encumbering
      Assets

5,644,444		795,581		190,514		1,333,560



Mflegal/Funds/ABSS-Results of Shareholders Mtg for N-Sar-4-06